EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twelve Weeks Ended July 25, 1998 and July 19, 1997

                                            Twelve Weeks Ended
                                          ----------------------
                                           July 25,    July 19,
                                             1998        1997
                                          ---------    ---------
Diluted:
  Net earnings (loss) applicable to common
    shares                                $  1,387     $  1,385
                                          =========    =========
Shares:
  Weighted average number of
    common shares outstanding               17,639       17,335
  Shares issuable under employee
    stock plans - weighted average              31           31
  Dilutive effect of exercise of
    certain stock options                      277          128
  Less: Treasury stock-weighted average     (7,624)      (5,573)
                                          ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    10,323       11,921
                                          =========    =========
Net earnings (loss) per common and
    common equivalent shares              $   0.13     $   0.12
                                          =========    =========
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